Q4 News Release

Calgary, February 1, 2019	Exhibit 99.1

Imperial announces 2018 financial and operating results

●	Full-year earnings of $2,314 million; $3,922 million cash generated from operations

●	Record annual gross production at Kearl of 206,000 barrels per day

●	Returned more than $2.5 billion to shareholders through share purchases and dividends

	Fourth quarter			Twelve months
millions of Canadian dollars, unless noted	2018	2017	Δ	2018	2017	Δ
Net income (loss) (U.S. GAAP)	853	(137)	+990	2,314	490	+1,824

Net income (loss) per common share, assuming dilution (dollars)	1.08	(0.16)	+1.24	2.86	0.58	+2.28

Capital and exploration expenditures	493	216	+277	1,427	671	+756

Estimated full-year 2018 net income was $2,314 million, including strong fourth quarter results of $853 million despite a volatile business environment. 2018 results compare with net income of $490 million in 2017, which included upstream non-cash impairment charges of $566 million.

The year was characterized by strong downstream financial and operating performance, delivering on upstream production commitments, and demonstrating the resiliency of Imperial’s integrated business model.

The company’s downstream business earned more than $2.3 billion in 2018, a best-ever result excluding 2016 which reflected significant gains from asset sales. During the year, multiple actions were taken to strengthen the business, including capturing margin benefits associated with western Canadian crude price discounts. Additionally, petroleum product sales were 504,000 barrels per day, the highest in nearly 30 years.

“Imperial has taken a strategic approach to increase downstream earnings with continued efforts to process more price-advantaged crudes and to increase process unit utilization and overall reliability. Additionally, we have achieved petroleum product sales levels not seen in decades, and now lead the industry in retail volumes,” said Rich Kruger, chairman, president and chief executive officer.

Imperial’s upstream business had a strong operational year. The company achieved gross oil-equivalent production of 383,000 barrels per day in 2018, up from 375,000 barrels per day in 2017. The focus on reliability led to record annual gross production at Kearl of 206,000 barrels per day (146,000 barrels Imperial’s share). Kearl production was notably strong in the second half of 2018 averaging 230,000 barrels per day (164,000 barrels Imperial’s share) up from 181,000 barrels per day in the first half. Imperial is currently investing to increase the annual average gross production at Kearl to 240,000 barrels per day in 2020.

“The strong financial and operating results achieved in 2018 enabled the company to return more than $2.5 billion to shareholders through an increased share purchase program and our 24th consecutive year of dividend growth,” said Kruger.

“The business environment of the past several months, including the volatility in light and heavy crude prices, illustrates the dynamic nature of the oil and gas business. Recent actions by the Government of Alberta to intervene in the oil market have added further uncertainty and unpredictability into the business and investment climate. Looking ahead, Imperial’s high-quality assets, balanced portfolio and integrated business model uniquely position the company to compete and deliver long-term value to shareholders.”

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Fourth quarter highlights

●

Net income of $853 million or $1.08 per share on a diluted basis, an increase of $990 million compared to a net loss of $137 million or $0.16 per share in the fourth quarter of 2017. Fourth quarter 2017 included upstream non-cash impairment charges of $566 million.

●

Cash generated from operating activities was $871 million, compared with $1,080 million in the fourth quarter of 2017. Cash generated from operating activities for the full-year 2018 was $3,922 million.

●

Capital and exploration expenditures totalled $493 million, compared with $216 million in the fourth quarter of 2017. Full-year capital and exploration expenditures totalled $1,427 million, primarily directed to sustaining capital investments and previously announced projects.

●

Dividends paid and share purchases totalled $561 million in the fourth quarter of 2018, including the purchase of about 10.1 million shares for $410 million. In 2018, Imperial returned $2,543 million to shareholders through the purchase of about 48.7 million shares for $1,971 million and dividends paid of $572 million.

●

Production averaged 431,000 gross oil-equivalent barrels per day, up from 399,000 barrels per day in the same period of 2017. Included in this result is the company’s highest-ever quarterly liquids production of 407,000 barrels per day.

●

Gross production of Kearl bitumen averaged 217,000 barrels per day (154,000 barrels Imperial’s share) up from 176,000 barrels per day (125,000 barrels Imperial’s share) in the fourth quarter of 2017. Production was impacted by 20,000 barrels per day (14,000 barrels Imperial’s share) associated with planned turnaround activities at one of the two plants. The turnaround began in late-September and was completed in mid-October.

●

Gross production of Cold Lake bitumen averaged 151,000 barrels per day, compared to 168,000 barrels per day in the same period of 2017. Lower volumes were primarily due to production timing associated with steam management.

●

The company’s share of gross production from Syncrude averaged 89,000 barrels per day, a new quarterly record, reflecting strong production post-recovery from the site-wide power outage earlier in the year. This result compares to 81,000 barrels per day in the same period of 2017.

●	Norman Wells production averaged 7,000 barrels per day, ramping up ahead of schedule.

●

Refinery throughput averaged 408,000 barrels per day, up from 391,000 barrels per day in the fourth quarter of 2017. Capacity utilization was 96 percent, up from 92 percent in the fourth quarter of 2017.

●

Petroleum product sales were 510,000 barrels per day, up from 496,000 barrels per day in the fourth quarter of 2017. Annual sales were 504,000 barrels per day, representing the highest volumes in nearly 30 years.

●

Downstream earnings were $1,142 million, up from $290 million in the fourth quarter of 2017, driven by strong operating performance and margins. This represents a best-ever quarter, excluding the fourth quarter of 2016 which reflected a significant gain from downstream asset sales.

●	Chemical earnings were $55 million in the quarter, contributing to full-year earnings of $275 million, the second best annual result in the company’s history.

●

Imperial concluded a series of agreements with Indigenous communities in the Athabasca region. These multi-year community agreements provide a framework for Indigenous consultation, business and workforce development, and community relations in areas where the company operates.

●

Protecting the boreal forest. Imperial relinquished a 23,000-acre (gross) lease in support of the proposed Biodiversity Stewardship Area Wildland Provincial Park. The effort has been led by the Mikisew Cree First Nation, and represents a significant joint industry-community-government effort to protect important conservation areas adjacent to established parks, including Wood Buffalo National Park.

●

Imperial celebrates 40 years as the major sponsor of Esso Minor Hockey Week. The tournament is the largest minor hockey tournament in the world featuring more than 12,000 kids, 650 teams, 900 games, 2,600 coaches and 4,000 volunteers. Imperial, through its Esso brand, has supported Canada’s game since 1936 when the company sponsored the first national hockey radio broadcast.

IMPERIAL OIL LIMITED

Fourth quarter 2018 vs. fourth quarter 2017

The company’s net income for the fourth quarter of 2018 was $853 million or $1.08 per share on a diluted basis, an increase of $990 million compared to the net loss of $137 million or $0.16 per share, for the same period 2017. The fourth quarter 2017 results included upstream non-cash impairment charges of $566 million.

Upstream recorded a net loss of $310 million in the fourth quarter, compared to a net loss of $481 million in the same period of 2017. Improved results reflect the absence of non-cash impairment charges of $566 million, lower royalties of about $140 million, higher volumes of about $70 million and favourable foreign exchange effects of about $50 million. These items were partially offset by the impact of lower Canadian crude oil realizations of about $700 million and higher operating expenses of about $80 million.

West Texas Intermediate (WTI) averaged US$59.54 per barrel in the fourth quarter of 2018, up from US$55.32 per barrel in the same quarter of 2017. Western Canada Select (WCS) averaged US$20.02 per barrel and US$43.15 per barrel for the same periods. The WTI / WCS differential widened significantly during the fourth quarter of 2018 to average approximately US$40 per barrel for the quarter, compared to around US$12 per barrel in the same period of 2017.

The Canadian dollar averaged US$0.76 in the fourth quarter of 2018, a decrease of US$0.03 from the fourth quarter of 2017.

Imperial’s average Canadian dollar realizations for bitumen declined generally in line with WCS, adjusted for changes in exchange rates and transportation costs. Bitumen realizations averaged $16.73 per barrel for the fourth quarter of 2018, compared to $42.92 per barrel in the fourth quarter of 2017. The company’s average Canadian dollar realizations for synthetic crude declined significantly relative to WTI, adjusted for changes in exchange rates and transportation costs. Synthetic crude realizations averaged $47.63 per barrel, compared to $74.12 per barrel in the same period of 2017.

Gross production of Cold Lake bitumen averaged 151,000 barrels per day in the fourth quarter, compared to 168,000 barrels per day in the same period last year. Lower volumes were primarily due to production timing associated with steam management.

Gross production of Kearl bitumen averaged 217,000 barrels per day in the fourth quarter (154,000 barrels Imperial’s share), up from 176,000 barrels per day (125,000 barrels Imperial’s share) during the fourth quarter of 2017. Higher production was mainly the result of improved operational reliability associated with ore preparation, enhanced piping durability and feed management.

The company’s share of gross production from Syncrude averaged 89,000 barrels per day, up from 81,000 barrels per day in the fourth quarter of 2017. Higher volumes were mainly due to reduced downtime.

Downstream net income was $1,142 million in the fourth quarter, up $852 million from the fourth quarter of 2017. Earnings increased mainly due to stronger margins of about $640 million and the absence of turnaround activities in the quarter of about $190 million.

Refinery throughput averaged 408,000 barrels per day, up from 391,000 barrels per day in the fourth quarter of 2017. Capacity utilization increased to 96 percent from 92 percent in the fourth quarter of 2017.

Petroleum product sales were 510,000 barrels per day, up from 496,000 barrels per day in the fourth quarter of 2017. Sales growth continues to be driven by optimization across the full downstream value chain, and the expansion of Imperial’s logistic capabilities.

Chemical net income was $55 million in the fourth quarter, compared to $74 million from the same quarter of 2017 primarily due to lower industry margins.

Corporate and other expenses were $34 million in the fourth quarter, compared to $20 million in the same period of 2017. As part of the implementation of the Financial Accounting Standards Board’s update, Compensation – Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, beginning January 1, 2018, Corporate and other includes all

IMPERIAL OIL LIMITED

non-service pension and postretirement benefit expenses. Prior to 2018, the majority of these costs were allocated to the operating segments.

Cash flow generated from operating activities was $871 million in the fourth quarter, compared with $1,080 million in the corresponding period in 2017, reflecting unfavourable working capital effects, partially offset by higher earnings.

Investing activities used net cash of $463 million in the fourth quarter, compared with $327 million used in the same period of 2017, reflecting higher additions to property, plant and equipment.

Cash used in financing activities was $568 million in the fourth quarter, compared with $391 million used in the fourth quarter of 2017. Dividends paid in the fourth quarter of 2018 were $151 million. The per share dividend paid in the fourth quarter was $0.19, up from $0.16 in the same period of 2017. During the fourth quarter, the company, under its share purchase program, purchased about 10.1 million shares for $410 million, including shares purchased from Exxon Mobil Corporation.

The company’s cash balance was $988 million at December 31, 2018, versus $1,195 million at the end of 2017.

The company currently anticipates exercising its share purchases uniformly over the duration of the program. Purchase plans may be modified at any time without prior notice.

IMPERIAL OIL LIMITED

Full-year highlights

●	Net income of $2,314 million, up $1,824 million from 2017.

●	Net income per share on a diluted basis was $2.86, up $2.28 per share from 2017.

●	Cash flow generated from operating activities was $3,922 million, up $1,159 million from 2017.

●

Capital and exploration expenditures totalled $1,427 million. In 2019, capital expenditures are expected to range between $2.3 billion to $2.4 billion, including about $800 million associated with the Aspen in-situ project.

●	Gross oil-equivalent production averaged 383,000 barrels per day, up 8,000 barrels per day from 2017.

●	Record gross production at Kearl of 206,000 barrels per day (146,000 barrels Imperial’s share).

●	Refinery throughput averaged 392,000 barrels per day, up 9,000 barrels per day from 2017.

●	Downstream net income of $2,366 million, up $1,326 million from 2017, a best-ever result excluding gains on asset sales.

●	Chemical net income of $275 million, the second best in company history, up $40 million from 2017.

●	Per share dividends declared during the year totalled $0.73, up $0.10 per share from 2017.

●	Returned $1,971 million to shareholders through share purchases.

Full-year 2018 vs. full-year 2017

Net income in 2018 was $2,314 million, or $2.86 per share on a diluted basis, an increase of $1,824 million compared to net income of $490 million or $0.58 per share in 2017. The prior year results included upstream non-cash impairment charges of $566 million.

Upstream recorded a net loss of $138 million in 2018, compared to a net loss of $706 million in 2017. Improved results reflect the absence of impairment charges of $566 million, higher Kearl volumes of about $210 million, lower royalties of about $80 million and favourable foreign exchange effects of about $50 million. These items were partially offset by higher operating costs of about $200 million, lower Cold Lake volumes of about $170 million and lower Canadian crude oil realizations of about $60 million.

West Texas Intermediate averaged US$65.03 per barrel in 2018, up from US$50.85 per barrel in 2017. Western Canada Select averaged US$38.71 per barrel and US$38.95 per barrel for the same periods. The WTI / WCS differential widened to average approximately US$26 per barrel in 2018, from around US$12 per barrel in 2017.

The Canadian dollar averaged US$0.77 in 2018, unchanged from 2017.

Imperial’s average Canadian dollar realizations for bitumen declined generally in line with WCS, adjusted for changes in the exchange rate and transportation costs. Bitumen realizations averaged $37.56 per barrel in 2018, a decrease of $1.57 per barrel from 2017. The company’s average Canadian dollar realizations for synthetic crude increased by $3.08 per barrel to average $70.66 per barrel in 2018, however the widening of the western Canadian light crude differential relative to WTI during the fourth quarter of 2018 negatively impacted synthetic crude realizations.

Gross production of Cold Lake bitumen averaged 147,000 barrels per day in 2018, compared to 162,000 barrels per day in 2017. Lower volumes were primarily due to production timing associated with steam management and planned maintenance.

Gross production of Kearl bitumen averaged 206,000 barrels per day in 2018 (146,000 barrels Imperial’s share) up from 178,000 barrels per day (126,000 barrels Imperial’s share) in 2017. Increased 2018 production reflects improved operational reliability associated with ore preparation, enhanced piping durability and feed management.

IMPERIAL OIL LIMITED

During 2018, the company’s share of gross production from Syncrude averaged 62,000 barrels per day, unchanged from 2017.

Downstream net income was $2,366 million, an increase of $1,326 million versus the prior year. Higher earnings primarily reflect stronger margins of about $1,530 million, partially offset by the absence of a $151 million gain on the sale of a surplus property in 2017.

Refinery throughput averaged 392,000 barrels per day in 2018, up from 383,000 barrels per day in 2017. Capacity utilization increased to 93 percent from 91 percent in 2017.

Petroleum product sales were 504,000 barrels per day in 2018, up from 492,000 barrels per day in 2017. Sales growth continues to be driven by optimization across the full downstream value chain, and the expansion of Imperial’s logistics capabilities.

Chemical net income was $275 million, an increase of $40 million versus the prior year, reflecting higher margins and volumes.

Corporate and other expenses were $189 million in 2018, compared to $79 million in 2017. Beginning January 1, 2018, Corporate and other includes all non-service pension and postretirement benefit expenses. Prior to 2018, the majority of these costs were allocated to the operating segments.

Cash flow generated from operating activities was $3,922 million in 2018, up from $2,763 million in 2017, primarily reflecting higher earnings, partially offset by unfavourable working capital effects.

Investing activities used net cash of $1,559 million in 2018, compared with $781 million used in 2017, reflecting higher additions to property, plant and equipment, and lower proceeds from asset sales.

Cash used in financing activities was $2,570 million in 2018, compared with $1,178 million used in 2017. Dividends paid in 2018 were $572 million. The per share dividend paid in 2018 was $0.70, up from $0.62 in 2017. During 2018, the company, under its share purchase program, purchased about 48.7 million shares for $1,971 million, including shares purchased from Exxon Mobil Corporation.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Forward-looking statements

Statements of future events or conditions in this release, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as “believe”, “anticipate”, “propose”, “plan”, “goal”, “target”, “estimate”, “expect”, “future”, “continue”, “likely”, “may”, “should”, “will” and similar references to future periods. Disclosure related to downstream utilization, reliability, and feedstock mix; product sales growth through optimization and expansion; Kearl production outlook and growth; ability to deliver long-term value; multi-year agreements with Indigenous communities; anticipated share purchases; and planned capital structure and expenditures including amounts associated with Aspen constitute forward-looking statements.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source mix; commodity prices and foreign exchange rates; production rates, growth and mix; project plans, dates, costs, capacities and execution; production life and resource recoveries; cost savings; product sales; applicable laws and government policies; and capital and environmental expenditures could differ materially depending on a number of factors. These factors include changes in the supply of and demand for crude oil, natural gas, and petroleum and petrochemical products and resulting price and margin impacts; transportation for accessing markets; political or regulatory events, including changes in law or government policy, applicable royalty rates and tax laws; third party opposition to operations and projects; environmental risks inherent in oil and gas exploration and production activities; environmental regulation, including climate change and greenhouse gas restrictions; currency exchange rates; availability and allocation of capital; availability and performance of third party service providers; unanticipated operational disruptions; management effectiveness; project management and schedules; operational hazards and risks; disaster response preparedness; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this report all dollar amounts are expressed in Canadian dollars unless otherwise stated. This report should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this report can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Fourth Quarter		Twelve Months
millions of Canadian dollars, unless noted	2018	2017	2018	2017

Net Income (loss) (U.S. GAAP)

Total revenues and other income	7,890	8,077	35,099	29,424

Total expenses	6,804	8,286	32,026	28,842

Income (loss) before income taxes	1,086	(209)	3,073	582

Income taxes	233	(72)	759	92

Net income (loss)	853	(137)	2,314	490

Net income (loss) per common share (dollars)	1.08	(0.16)	2.87	0.58

Net income (loss) per common share - assuming dilution (dollars)	1.08	(0.16)	2.86	0.58

Other Financial Data

Gain (loss) on asset sales, after-tax	17	1	38	192

Total assets at December 31			41,456	41,601

Total debt at December 31			5,180	5,207

Other long-term obligations at December 31			2,943	3,780

Shareholders’ equity at December 31			24,489	24,435

Capital employed at December 31			29,692	29,661

Return on average capital employed (percent) (a)			8.1	1.8

Dividends declared on common stock

Total	149	134	587	531

Per common share (dollars)	0.19	0.16	0.73	0.63

Millions of common shares outstanding

At December 31			782.6	831.2

Average - assuming dilution	789.6	837.8	810.1	845.7

(a)

Return on capital employed is annual business-segment net income excluding after-tax cost of financing divided by the average business-segment capital employed (an average of the beginning and end-of-year amounts).

IMPERIAL OIL LIMITED

Attachment II

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2018	2017	2018	2017

Total cash and cash equivalents at period end	988	1,195	988	1,195

Net income (loss)	853	(137)	2,314	490

Adjustments for non-cash items:
Depreciation and depletion	410	1,037	1,509	2,172

Impairment of intangible assets	-	-	46	-

(Gain) loss on asset sales	(25)	(1)	(54)	(220)

Deferred income taxes and other	321	27	806	321

Changes in operating assets and liabilities	(688)	154	(699)	-

Cash flows from (used in) operating activities	871	1,080	3,922	2,763

Cash flows from (used in) investing activities	(463)	(327)	(1,559)	(781)

Proceeds associated with asset sales	25	2	59	232

Cash flows from (used in) financing activities	(568)	(391)	(2,570)	(1,178)

IMPERIAL OIL LIMITED

Attachment III

	Fourth Quarter		Twelve Months
millions of Canadian dollars	2018	2017	2018	2017

Net income (loss) (U.S. GAAP)

Upstream	(310)	(481)	(138)	(706)

Downstream	1,142	290	2,366	1,040

Chemical	55	74	275	235
Corporate and other	(34)	(20)	(189)	(79)
Net income (loss)	853	(137)	2,314	490

Revenues and other income

Upstream	2,290	2,905	11,170	9,582

Downstream	6,295	6,011	26,837	22,138

Chemical	331	357	1,518	1,371
Eliminations / Corporate and other	(1,026)	(1,196)	(4,426)	(3,667)
Revenues and other income	7,890	8,077	35,099	29,424

Purchases of crude oil and products

Upstream	1,320	1,437	5,833	4,526

Downstream	3,662	4,506	19,326	16,543

Chemical	174	178	831	751
Eliminations	(1,031)	(1,202)	(4,449)	(3,675)
Purchases of crude oil and products	4,125	4,919	21,541	18,145

Production and manufacturing expenses

Upstream	1,114	996	4,305	3,913

Downstream	394	407	1,606	1,576

Chemical	56	57	210	209
Eliminations	-	-	-	-
Production and manufacturing expenses	1,564	1,460	6,121	5,698

Capital and exploration expenditures

Upstream	345	130	991	416

Downstream	133	72	383	200

Chemical	6	5	25	17
Corporate and other	9	9	28	38
Capital and exploration expenditures	493	216	1,427	671

Exploration expenses charged to income included above	6	154	19	183

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Fourth Quarter		Twelve Months
	2018	2017	2018	2017

Gross crude oil and natural gas liquids (NGL) production

(thousands of barrels per day)

Cold Lake	151	168	147	162

Kearl	154	125	146	126

Syncrude	89	81	62	62

Conventional	11	3	5	4
Total crude oil production	405	377	360	354

NGLs available for sale	2	1	1	1
Total crude oil and NGL production	407	378	361	355

Gross natural gas production (millions of cubic feet per day)	144	126	129	120

Gross oil-equivalent production (a)	431	399	383	375

(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)

Cold Lake	128	134	120	132

Kearl	130	122	135	123

Syncrude	89	72	60	57

Conventional	12	2	5	3
Total crude oil production	359	330	320	315

NGLs available for sale	1	1	2	1
Total crude oil and NGL production	360	331	322	316

Net natural gas production (millions of cubic feet per day)	138	124	126	114

Net oil-equivalent production (a)	383	352	343	335

(thousands of oil-equivalent barrels per day)

Cold Lake blend sales (thousands of barrels per day)	201	222	199	216

Kearl blend sales (thousands of barrels per day)	230	172	207	165

NGL sales (thousands of barrels per day)	8	5	6	6

Average realizations (Canadian dollars)

Bitumen (per barrel)	16.73	42.92	37.56	39.13

Synthetic oil (per barrel)	47.63	74.12	70.66	67.58

Conventional crude oil (per barrel)	22.95	60.05	41.84	53.51

NGL (per barrel)	38.18	43.06	38.66	31.46

Natural gas (per thousand cubic feet)	2.59	2.28	2.43	2.58

Refinery throughput (thousands of barrels per day)	408	391	392	383

Refinery capacity utilization (percent)	96	92	93	91

Petroleum product sales (thousands of barrels per day)

Gasolines	258	259	255	257

Heating, diesel and jet fuels	189	177	183	177

Heavy fuel oils	27	14	26	18

Lube oils and other products	36	46	40	40

Net petroleum products sales	510	496	504	492

Petrochemical sales (thousands of tonnes)	181	184	807	774
(a)	Gas converted to oil-equivalent at six million cubic feet per one thousand barrels.

IMPERIAL OIL LIMITED

		Attachment V
		Net income (loss) per
	Net income (loss) (U.S. GAAP)	common share - diluted (a)
	millions of Canadian dollars	Canadian dollars

2014

First Quarter	946	1.11
Second Quarter	1,232	1.45
Third Quarter	936	1.10

Fourth Quarter	671	0.79
Year	3,785	4.45

2015
First Quarter	421	0.50
Second Quarter	120	0.14
Third Quarter	479	0.56

Fourth Quarter	102	0.12
Year	1,122	1.32

2016
First Quarter	(101)	(0.12)
Second Quarter	(181)	(0.21)
Third Quarter	1,003	1.18

Fourth Quarter	1,444	1.70
Year	2,165	2.55

2017
First Quarter	333	0.39
Second Quarter	(77)	(0.09)
Third Quarter	371	0.44

Fourth Quarter	(137)	(0.16)
Year	490	0.58

2018
First Quarter	516	0.62
Second Quarter	196	0.24
Third Quarter	749	0.94

Fourth Quarter	853	1.08
Year	2,314	2.86
(a)	Computed using the average number of shares outstanding during each period. The sum of the four quarters may not add to the full year.